Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for the First Quarter 2023

― Appointed Alex C. Sapir CEO & President, effective July 1st, 2023 ―

― On track to complete enrollment in Phase 3 REACH trial of losmapimod in facioscapulohumeral muscular dystrophy (FSHD) during 2H’23 ―

― Active discussions continue with the U.S. Food and Drug Administration (FDA) to resolve clinical hold for FTX-6058 in sickle cell disease (SCD) ―

― Conference call and webcast scheduled for 8:00 a.m. ET today ―

CAMBRIDGE, Mass., – May 15, 2023 – Fulcrum Therapeutics, Inc.® (the “Company”) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases, today reported financial results for the first quarter 2023 and provided a business update.

“With today’s announcement of Alex as our next CEO and President, Fulcrum has ended the first quarter of 2023 in a position of strength and with great promise for the future,” said Robert J. Gould, Ph.D., Fulcrum’s interim president and chief executive officer. “We continue to engage in productive dialogue with the FDA, as we work diligently to address the clinical hold for FTX-6058. Additionally, we remain on track to complete enrollment in the Phase 3 REACH trial in the second half of 2023, which will bring us one step closer to potentially delivering the first FDA-approved therapy for FSHD patients.”

Key Business Updates

FTX-6058

•
On February 23, 2023, the FDA placed the investigational new drug (IND) application for FTX-6058 for the potential treatment of SCD on full clinical hold.
o
In its communication, the Agency noted preclinical data previously submitted in April, October and December 2022, a response to an early February 2023 information request from the FDA about data that we submitted in mid-February 2023, and non-clinical and clinical evidence of hematological malignancies observed with other inhibitors of polycomb repressive complex 2 (PRC2).
o
Active discussions with the Agency regarding the clinical hold of FTX-6058 are ongoing.
•
Initial data reported in March 2023 but obtained prior to the clinical hold showed a 10.0% absolute fetal hemoglobin (HbF) increase from baseline in one subject in the 12 mg dose cohort of the Phase 1b clinical trial in SCD, resulting in a total HbF level of 24.9% after 42 days of treatment.
•
FTX-6058 was generally well-tolerated, as of the March 2023 data cutoff date, with no drug-related treatment emergent serious adverse events and no discontinuations due to treatment emergent adverse events.

Losmapimod

•
Enrollment is ongoing in the REACH Phase 3 pivotal trial evaluating losmapimod in FSHD at sites in the United States, Canada and Europe.
•
On track to complete enrollment in the second half of 2023.

Corporate Updates

•
Announced that Alex C. Sapir will join as president and CEO, and member of the Fulcrum board of directors, effective July 1, 2023. Prior to assuming his new role, Mr. Sapir will serve as Special Advisor to the interim president and CEO, effective May 12, 2023.

•
Completed underwritten public offering of common stock in January 2023, raising approximately $117.3 million in net proceeds.
•
Esther Rajavelu resigned as chief financial officer, effective April 21, 2023. Ms. Rajavelu is serving in a consulting role to ensure the continuity of Fulcrum’s financial operations.

First Quarter 2023 Financial Results

•
Cash Position: As of March 31, 2023, cash, cash equivalents, and marketable securities were $297.8 million, as compared to $202.9 million as of December 31, 2022.
•
Collaboration Revenue: Collaboration revenue was $0.3 million for the first quarter of 2023 as compared to $2.6 million for the first quarter of 2022.
•
R&D Expenses: Research and development expenses were $16.7 million for the first quarter of 2023 as compared to $17.8 million for the first quarter of 2022. The decrease of $1.1 million was primarily due to decreased research and development headcount, partially offset by increased costs associated with the advancement of REACH.
•
G&A Expenses: General and administrative expenses were $11.5 million for the first quarter of 2023 as compared to $10.8 million for the first quarter of 2022. The increase of $0.7 million was primarily due to increased stock-based compensation expense.
•
Net Loss: Net loss was $24.8 million for the first quarter of 2023 as compared to $25.9 million for the first quarter of 2022.

Financial Guidance

Fulcrum expects that its existing cash, cash equivalents, and marketable securities will be sufficient to fund its operating expenses and capital expenditure requirements into mid-2025.

Conference Call and Webcast

Fulcrum Therapeutics, Inc. will host a conference call and webcast today at 8:00 a.m. ET to review the first quarter and 2023 recent business highlights and financial results. Individuals may register for the conference call by clicking the link here. Once registered participants will receive dials and a unique pin which will allow them to access the call. The webcast will be accessible through the Investor Relations section of Fulcrum’s website at www.fulcrumtx.com or by clicking here. Following the live webcast, an archived replay will also be available for 90 days.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s two lead programs in clinical development are losmapimod, a small molecule for the treatment of facioscapulohumeral muscular dystrophy (FSHD), and FTX-6058, a small molecule designed to increase expression of fetal hemoglobin for the treatment of sickle cell disease (SCD) and other hemoglobinopathies, which is currently under a full clinical hold issued by the U.S. Food and Drug Administration. The company’s proprietary product engine, FulcrumSeek™, identifies drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on Twitter @FulcrumTx and LinkedIn.

About FTX-6058
FTX-6058 is an investigational oral small-molecule inhibitor of Embryonic Ectoderm Development (EED) that was discovered using FulcrumSeek™, Fulcrum’s proprietary discovery engine. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in fetal hemoglobin (HbF). FTX-6058 is being developed for the treatment of sickle cell disease (SCD) and other hemoglobinopathies. Initial data in SCD demonstrated proof-of-concept and achieved absolute levels of HbF increases associated with potential overall patient benefit. Through the March 2023 data cutoff date, FTX-6058 has been generally well-tolerated in people with SCD with up to three months of exposure, with no serious treatment-emergent adverse events reported. FTX-6058 has been granted U.S. Food and Drug Administration (FDA) Fast Track designation and Orphan Drug Designation for the treatment of SCD. FTX-6058 is currently under a full clinical hold issued by the FDA.

About Sickle Cell Disease
Sickle cell disease (SCD) is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

About Losmapimod
Losmapimod is a selective p38α/β mitogen activated protein kinase (MAPK) inhibitor. Fulcrum exclusively in-licensed losmapimod from GSK following Fulcrum’s discovery of the role of p38α/β inhibitors in the reduction of DUX4 expression and an extensive review of known compounds. Results reported from the Phase 2b ReDUX4 trial demonstrated slowed disease progression and improved function, including positive impacts on upper extremity strength and functional measures supporting losmapimod’s potential to be a transformative therapy for the treatment of FSHD. Although losmapimod had never previously been explored in muscular dystrophies, it had been evaluated in more than 3,600 subjects in clinical trials across multiple other indications, with no safety signals attributed to losmapimod. Losmapimod has been granted U.S. Food and Drug Administration (FDA) Fast Track designation and Orphan Drug Designation for the treatment of FSHD. Losmapimod is currently being evaluated in a Phase 3 multi-center randomized, double-blind, placebo-controlled, 48-week parallel-group study in people with FSHD (NCT05397470).

About FSHD
FSHD is a serious, rare, progressive and debilitating disease for which there are no approved treatments. It is characterized by fat infiltration of skeletal muscle leading to muscular atrophy involving primarily the face, scapula and shoulders, upper arms, and abdomen. Impact on patients includes profound decreases in the ability to perform activities of daily living, loss of upper limb function, loss of mobility and independence and chronic pain. FSHD is one of the most common forms of muscular dystrophy and has an estimated patient population of 16,000 to 38,000 in the United States alone.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s clinical trials, including completion of enrollment in REACH; the clinical hold on FTX-6058, including Fulcrum’s ability to resolve such hold; Fulcrum’s cash runway; and Fulcrum’s ability to deliver an FDA-approved therapy for FSHD patients ;; among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with resolving the clinical hold on FTX-6058 and responding to FDA’s requests; Fulcrum’s ability to continue to advance its product candidates in clinical trials; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials of losmapimod, FTX-6058 (if resumed) and any other product candidates; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; realizing the anticipated benefits of the strategic realignment; managing executive and employee turnover, including integrating a new CEO; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2023	December 31, 2022
Cash, cash equivalents, and marketable securities	$297,840	$202,921
Working capital(1)	288,423	190,794
Total assets	321,120	226,685
Total stockholders’ equity	296,256	198,942

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Collaboration revenue	$295	$2,592
Operating expenses:
Research and development	16,715	17,831
General and administrative	11,520	10,759
Total operating expenses	28,235	28,590
Loss from operations	(27,940)	(25,998)
Other income, net	3,161	70
Net loss	$(24,779)	$(25,928)
Net loss per share, basic and diluted	$(0.41)	$(0.64)
Weighted-average common shares outstanding, basic and diluted	59,722	40,644

Contact:

Investors:
Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Media:
Dee Smith
Executive Director, Corporate Communications
Fulcrum Therapeutics, Inc.
dsmith@fulcrumtx.com
202-746-1324